SAUL CENTERS, INC.
ARTICLES SUPPLEMENTARY
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Pursuant to Section 2-208(b) of the
Maryland General Corporation Law
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Saul Centers, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) as follows:
Section 1.
Pursuant to the authority conferred upon the Board of Directors of the Corporation by Article VI, Section 2 of the Corporation’s First Amended and Restated Articles of Incorporation, as amended to the date hereof and as the same may be amended hereafter from time to time (the “Charter”), and in accordance with Section 2-208(b) of the Maryland General Corporation Law, the Board of Directors and the Pricing Committee thereof on November 6, 2014 duly divided and classified 16,000 unissued shares of Preferred Stock (the “Additional Series C Preferred Shares”) as additional shares of 6.875% Series C Cumulative Redeemable Preferred Stock (“Series C Preferred Stock”) of the Corporation, having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series C Preferred Stock set forth in the Charter, including the Articles Supplementary Establishing and Fixing the Rights and Preferences of the Series C Preferred Stock filed with the SDAT on February 6, 2013 (the “Original Series C Articles Supplementary”), and as amended hereby.
Section 2.
The Additional Series C Preferred Shares have been classified and designated by the Board of Directors and the Pricing Committee thereof under the authority contained in the Charter. After giving effect to the classification and designation of the Additional Series C Preferred Shares set forth herein, the total number of shares of Series C Preferred Stock that the Corporation has authority to issue shall be 72,000.
Section 3.
The Original Series C Articles Supplementary are hereby amended by deleting paragraph (a) of Section 3 thereof in its entirety and replacing such section with the following:
“(a)    Subject to the preferential rights of the holders of any class or series of equity securities of the Corporation ranking senior to the Series C Preferred Stock as to dividends, the holders of the then outstanding Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 6.875% per annum of the $2,500.00 liquidation preference per share of the Series C Preferred Stock (equivalent to a fixed amount of $171.875 per share of the Series C Preferred Stock). Such dividends shall (i) accumulate and be cumulative (A) with respect to shares of Series C Preferred Stock issued on the Original Issue Date, from and including the Original Issue Date, and (B) with respect to shares of Series C Preferred Stock issued after the Original Issue Date, from and including the first day of the Dividend Period in which such shares are issued, and (ii) shall be payable quarterly in arrears on each Dividend Payment Date; provided, however, that if any Dividend Payment Date is not a Business Day, then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. The amount of any dividend payable on the Series C Preferred Stock for each full Dividend Period shall be computed by dividing $171.875 by four (4) regardless of the actual number of days in such full Dividend Period. The amount of any dividend payable on the Series C Preferred Stock for any partial Dividend Period including a portion of the initial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stockholder records of the Corporation at the close of business on the applicable Dividend Payment Record Date. Notwithstanding any provision to the contrary contained herein, each outstanding share of Series C Preferred Stock shall be entitled to receive a dividend with respect to any Dividend Payment Record Date equal to the dividend paid with respect to each other share of Series C Preferred Stock that is outstanding on such date.”
Section 4.
These Articles Supplementary have been unanimously approved by the Board of Directors and the Pricing Committee thereof in the manner and by the vote required by law. No shares of stock of the Corporation entitled to vote on the matters set forth herein are outstanding or were outstanding at the time of such approval by the Board of Directors and the Pricing Committee thereof.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 7th day of November 2014.

SAUL CENTERS, INC.

/s/ J. Page Lansdale
J. Page Lansdale
President

[SEAL]

ATTEST:

/s/ Scott V. Schneider
Scott V. Schneider
Secretary

THE UNDERSIGNED President of Saul Centers, Inc., who executed on behalf of the Corporation the foregoing Articles Supplementary which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the duly authorized act of said Corporation and hereby certifies to the best of his knowledge, information and belief that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ J. Page Lansdale
J. Page Lansdale
President